UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2006

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pravda Street, 15A Moscow, Russia	125124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On November 10, 2006, CTC Media Inc. and its wholly-owned subsidiary, ZAO CTC (the ‘‘Company’’), entered into binding agreements (the ‘‘Agreements’’) with OOO Promlyshlenno-Finansovaya Kompaniya (the ‘‘Landlord’’) for the 10-year lease of approximately 12,000 square meters of office space in a building currently under construction in Moscow. Pursuant to Russian law and market practice, the Agreements are structured as preliminary binding agreements obligating the Company to enter into final lease agreements, the terms of which have already been agreed, following state registration of title to the building.

The building is scheduled to be available for occupancy by July 2008. The Agreements stipulate a base annual rent for the Company commencing as of the occupancy date of approximately $8.4 million ($700 per square meter at current exchange rates) with annual increases after the second year of between 3% and 6% based on the annual inflation rate in the United States. For the first twelve months of the lease, the annual rent will be reduced to approximately $6.1 million ($510 per square meter at current exchange rates) to compensate the Company for a portion of its fit-out costs.

The price per square meter is calculated based on a Euro/Dollar currency basket and paid in rubles based on the prevailing rates on the date of payment. The Agreements also specify an annual fee for property management and utilities of approximately $1.2 million with increases starting in the second year of occupancy indexed to the Russian rate of inflation. The Company is also obligated to pay a security deposit of approximately $1.6 million (at current exchange rates). Terms for the lease of underground parking spaces have not yet been agreed and are not included in the above amounts.

The Company may unilaterally terminate the Agreements for any reason before entering into the final lease agreements by giving five days’ written notice, with the potential forfeiture of the security deposit and compensation of the Landlord for certain planning expenses. After entering into the final lease agreements, the Company may terminate the Agreements for any reason during the first five years of the final lease agreement upon the provision of twenty months’ written notice, the payment of approximately $3,400,000 (at current exchange rates) and the forfeiture of the security deposit. The Company may terminate the Agreements during the remaining five years of the final lease agreement for any reason upon the provision of twelve months’ written notice.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See disclosure set forth above under ‘‘Item 1.01 — Entry into a Material Definitive Agreement’’.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC Media, Inc.
Date: November 14, 2006	By:	/s/ Leigh Sprague
Leigh Sprague General Counsel and Company Secretary